Exhibit 3.2

VOTING RIGHTS PROXY AGREEMENT

This Voting Rights Proxy Agreement (this “Agreement”) is entered into as of July 7, 2022 (“Effective Date”), by and between Jie Liu (the “Trustee”) and the undersigned shareholder (the “Shareholder”). Trustee and the Shareholder are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

A. The Shareholder is a member of Hongli Development Limited, a British Virgin Islands company (the “Company”) and the registered holder of such number of the ordinary shares of the Company (the “Ordinary Share”), par value $1.00 per share, of the Company as set forth on Schedule A of this Agreement (the “Shares”); and

B. The Shareholder desires to grant to Trustee a proxy to vote the Shares for the maximum period of time permitted by law, by entry of the power of attorney set forth on Schedule B of this Agreement.

NOW THEREFORE, the Parties agree as follows:

1.	The Shareholder hereby agrees to irrevocably grant a power of attorney to, and entrust, the Trustee, for the maximum period of time permitted by law, with all of its voting rights as a member of the Company, including without limitation, in connection with the election of directors and approval of all corporate transactions which requires the approval of the Company’s members. The Trustee shall exercise such rights in accordance with the laws of the British Virgin Islands and the Company’s memorandum and articles of association, as may be amended.

2.	This Agreement has been duly executed by the Parties as of the Effective Date. This Agreement shall take effect upon the Effective Date.

3.	The Shareholder represents and warrants to the Trustee that such Shareholder legally and beneficially owns such Shares as set forth on Schedule A, free and clear of all liens and encumbrances, and such Shareholder has not granted to any party, other than the Trustee, a power of attorney or proxy over any of such Shares or any of such Shareholder’s rights as a member of the Company. The Shareholder further represents and warrants that the execution and delivery of this Agreement by such Shareholder shall not violate any law, regulations, judicial or administrative order, arbitration award, agreement, contract or covenant applicable to such Shareholder.

4.	This Agreement may be terminated at any time by either Party, with or without cause, provided that a thirty (30) day prior written notice is given to either the Trustee (in the case the Shareholder wishes to terminate the Agreement) or the Shareholder (in the case the Trustee wishes to terminate the Agreement).

5.	No provision of this Agreement may be amended or waived without the prior written consent or agreement of the Parties hereto.

6.	This Agreement shall be governed by, construed and entered in accordance with the laws of the British Virgin Islands applicable to contracts deemed to be made within jurisdiction, without regard the choice of Law or conflict of Law provisions thereof.

7.	Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date and the year first written above.

By:	/s/ Ronglan Sun
Name:	Ronglan Sun

Accepted and Acknowledged:

By:	/s/ Jie Liu
Name:	Jie Liu

Schedule A

Schedule B

Form of Power of Attorney